--------------------------------------------------------------------------------
          Access Persons Code of Ethics for BT Financial Group Limited
--------------------------------------------------------------------------------



Established: December 1999         Page 6        Last Revision:  December 1999





















                           BT FINANCIAL GROUP LIMITED
                                 ACCESS PERSONS
                                 CODE OF ETHICS

I.    Introduction.........................................3
II.   General Rule.........................................3
I.    Definitions..........................................3
      ACCESS PERSON........................................3
      EMPLOYEE RELATED ACCOUNT.............................4
      SECURITIES...........................................4
II.   Restrictions.........................................4
III.  Initial Public Offerings.............................5
IV.   Other Provisions.....................................5
      SERVICE ON BOARDS OF DIRECTORS.......................5
      GIFTS................................................5
      CONFIDENTIALITY......................................5
V.    Compliance Procedures................................5
      BROKERS..............................................5
      PRECLEARANCE.........................................6
      REPORTING REQUIREMENTS...............................6
vi.   Sanctions............................................6
VI.   exemptions...........................................6
VII.  questions............................................6


I.

Introduction

This Access Persons Code of Ethics ("Code") has been established to prevent conflicts of interest or the appearance of a conflict of interest when persons associated with an investment management company own or transact in securities that are being bought or sold or are being considered for buying or selling for the accounts of clients of that same investment management company.

The provisions of this Code shall apply to all employees who have been defined as Access Persons and as Compliance may determine from time to time. This Code supplements the BT Financial Group Business Practices and BT Financial Group Code of Ethics. It is the responsibility of each Access Person to observe those policies as well as to abide by the additional principles and rules set forth in this Code.

II.      General Rule

The employees of BT Financial Group will, in varying degrees, participate in or be aware of fiduciary and investment services provided to registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts (individually the "Account" and collectively the "Accounts"). The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. Accordingly, personnel acting in a fiduciary capacity must carry out their duties for the exclusive benefit of the Accounts and must, to the extent possible, seek to avoid any situation in which corporate or personal interests may conflict with fiduciary interests.

Access Persons may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to: Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940. Together with other securities laws, these rules and regulations make it unlawful for any person, in connection with his or her personal trading, to commit any of the following upon an Account: to defraud, to make an untrue statement of a material fact; to mislead by omitting to state a material fact; to commit a fraud or deceit; or to engage in any manipulative practice.

I.       Definitions

Access Person

      a. All employees of BT Financial Group who are in investment management and who in connection with their regular functions or duties make, participate in or obtain information regarding the purchase or sale of a security by any of the Accounts or whose functions relate to the making of any recommendations with respect to such purchases or sales.

           This includes:

           "Advisory Persons" - all BT portfolio managers, investment analysts, traders, operational support staff and certain other employees who provide information and advice to a portfolio manager, who take part in executing and/or structuring a portfolio manager's decisions. All Advisory Persons shall be identified by senior management and Compliance.

           "Portfolio Managers" - the employee or employees who are entrusted with the direct responsibility and authority to make investment decisions affecting an Account.

     b. Other employees who obtain or are in a position to obtain information concerning investment recommendations or decisions made for any of the Accounts.

Employee Related Account

a.   Your own accounts;
b. Your partner's accounts and the accounts of your minor children and other relatives (whether by marriage or otherwise) living in your home;
c. accounts in which you, your partner, your minor children or other relatives living in your home have a beneficial interest; and

d. accounts over which you or your partner exercises investment discretion or control. This may include but is not limited to:
     1. any account in the name of a corporation, trust, personal fund or individual retirement account in which you have the power to place an order on behalf of that entity
     2. any account where you can substantially influence the investment decision made in relation to the account, irrespective of the person or entity in whose name the account is maintained.

If you are uncertain as to whether an account is an "Employee Related Account" under this Policy you should seek guidance from Compliance at the time of opening the account.

Any person who must comply with this policy should ensure that all employee related accounts comply as well.

Securities

Securities are equity or debt, listed unit trusts, managed investment schemes, derivatives (such as options and warrants), futures, commodities and other similar instruments.

II.      Restrictions

Access Persons may not trade in securities on a restricted list. Reasons for restriction may include, but are not limited to:

     a. Access Persons shall not effect the purchase or sale of a security for a personal account within seven business after the same security is traded for an Account.

     b. where an order for the same security has been placed or is about to be placed for an Account.

     c. during certain times of the year, Access Persons are prohibited from conducting transactions in the listed vehicles which are either managed by associates of BT Financial Group or in which associates of BT Financial Group have a controlling interest.

III.     Initial Public Offerings

IPO's require a separate approval process from preclearance. While employees will be able to participate in the majority of IPO's, the Compliance Officer will need to determine acceptability for employee participation PRIOR TO the application form being submitted. Employees wishing to participate should ensure that:

     a. The Compliance Officer is provided with a copy of the prospectus for review of the offer.
     b. The approval form is signed by both the employee and the Compliance Officer PRIOR to submitting the application.
     c.   The securities are held for 30 days from listing on the exchange.
     d. There is no "broker firm allocation" (No guaranteed allocation or predetermined amount of shares can be accepted from a broker.)

IV.      Other Provisions

Service on Boards of Directors

Absent prior notification to and authorisation by the employee's senior line manager, Access Persons are prohibited from serving on the boards of directors of publicly traded companies. In addition, the BT Financial Group Business Practice policies regarding corporate conduct and conflicts of interest must be observed. Where service as a director is authorised, Access Persons must be aware that additional safeguards, such as a "Chinese Wall", may be required

Gifts

Gifts may only be accepted in accordance with the BT Financial Group Business Practices.

Confidentiality

Access   Persons  must  not  divulge   contemplated   or  completed   securities
transactions or trading strategies of BT clients to any person, except as required by the performance of such person's duties and only to persons on a need-to-know basis. In addition, the BT Financial Group Business Practices must be observed.


V.       Compliance Procedures

Brokers

Compliance has a designated broker which offers full and discount on-line broker services. Should an employee wish to use a different broker, Compliance requires specific documentation to be on file prior to the employee using that broker. The Compliance Officer should be contacted to provide broker information.

Preclearance

All personal transactions must be precleared per the BT Financial Group Code of Ethics for all employees.

Reporting Requirements

     a.   Disclosure of Personal Accounts

          Upon joining BT Financial Group, new employees are required to disclose all of their Employee Related Accounts to Compliance

     b.   Personal Securities Trading Reports ("PST's")

          Pursuant to Rule 17j-1 of the Investment Company Act of 1940, all Access Persons must sign a PST report to Compliance within ten (10) days of the end of each calendar quarter. All PST's that have reportable personal securities transactions for the quarter will be reviewed by the appropriate person.

     c.   Confirmation of Compliance

          All Access Persons will be asked to acknowledge understanding and continued compliance with this policy in writing on an annual basis.

VI.      Sanctions

Any Access Person who violates this Code will be subject to disciplinary actions, including possible dismissal. In addition, any securities transactions executed in violation of this Code, such as short-term trading or trading during blackout periods, may subject the employee to a financial action including but not limited to unwinding the trade or disgorgement of profits. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations.

VI.      Exemptions

Compliance may grant an exemptions to any of the above restrictions. You must obtain approval from Compliance. Each request will be reviewed individually.

VII.     Questions

Any questions regarding the applicability, meaning or administration of this Code shall be referred to in advance of any contemplated transaction to your Compliance Officer.


                  Code of Ethics for BT Financial Group Limited


Established:  December 1999         Page 6       Last Revision:  December 1999

















                  Code of Ethics for BT Financial Group Limited

                  A guide to personal trading for all employees

I.       Introduction........................................3
II.      Securities..........................................3
III.     Surveillance........................................3
IV.      Employee accounts...................................3
V.       Preclearance........................................3
VI.      Restricted Lists....................................4
VII.     Conflicts of Interest...............................4
VIII.    Insider Trading.....................................4
IX.      30 day Investment Period............................4
X.       Initial Public Offerings (IPO)......................4
XI.      Brokers.............................................5
XII.     Record Keeping and Reporting........................5
XIII.    Other...............................................5

I.       Introduction

BT Financial Group encourages its employees to manage and develop their own financial resources through long-term investments and discourages employees from engaging in short-term speculative trading. The Code of Ethics has been developed to avoid conflicts of interest that may exist or appear to exist between the business decisions of BT Financial Group and its employees personal trading activity. At all times, the interests of the clients must come first.

A copy of this policy is maintained on the BT Financial Group Infonet site.

II.      Securities

Securities are equity or debt, listed unit trusts, managed investment schemes, derivatives (such as options and warrants), futures, commodities and other similar instruments. The Code of Ethics applies to an employee's personal trading, both on an exchange and off market, in any of these instruments in any employee related account unless specifically exempted in the policy or unless provided an exemption by Compliance.

III.     Surveillance

All employee trading is reviewed to ensure compliance with the Code of Ethics. Employees who have breached the Code of Ethics are notified by Compliance and the notification is maintained in the employee's file.

IV.      Employee accounts

The Code of Ethics applies to all of an employee's accounts. These include:

     a.   your own accounts,
     b. the accounts of your spouse, and any child or other relative (by marriage or otherwise) living in your home
     c. any account in which you, your spouse, your minor children or other relatives living in your home have a beneficial interest, and
     d. any account over which you or your spouse exercise control or investment influence. In particular, point (d) will apply to, but is not limited to:

     -    any  account  in  the  name  of  a  corporation,   trust  or  personal
          superannuation fund in which you have the power to place an order on behalf of that entity

     - any other account where you can substantially influence the investment decision made in relation to the account, irrespective of the person or entity in whose name the account is maintained.

V.       Preclearance

All employees must personally preclear the buying or selling of securities.
     a. Compliance must be contacted for a preclearance number PRIOR to placing the order. The preclearance contact number is 2231.
     b. An employee's preclearance requires that the order be placed within 24 hours and executed or filled within seven days. If the order has not been finalised within the seven days, a new preclearance number must be obtained.
     c.   Preclearance is conducted from 8:30am to 12:30pm and from 2pm to 4pm.
     d. Preclearance must be obtained for all employee related accounts (see below).
     e. It is not necessary to preclear for unlisted shares, Dividend Reinvestment Plans, general public issues to shareholders of record or for applications/withdrawals to unlisted unit trusts other than BT managed trusts.
     f. Employee and employee related applications and redemptions of BT managed trusts require employees to reference the transaction as being staff related and to provide the relevant employee white pages number from the BT intranet site.

VI.      Restricted Lists

No employee may trade securities of companies which are on a restricted list.

The reasons that securities are restricted may vary but can include:
     a.   to prevent insider trading,
     b.   to prevent a conflict or the appearance of a conflict of interest or,
     c. because Institutional Asset Management has been actively trading in that security. Please see the Access Persons Code of Ethics for additional information.

Compliance will develop the policies and procedures to ensure that security restrictions are properly administered, applied to the correct individuals and are processed on a timely basis . It is not intended that these restrictions be overly onerous, however, it should be understood that restrictions are intended to prevent problems and protect the reputation of the BT Financial Group.

VII.     Conflicts of Interest

There must be no conflict, or appearance of conflict, between the self-interest of any employee and the responsibility of that employee to BT Financial Group or its customers. An employee should never improperly use his position with BT Financial Group for personal or private gain for himself, his family or any other person.

Local legislation also prohibits an employee from using their position as an employee of the corporation, to gain an improper advantage for themselves or any other person. See the Business Practices manual for further information on Conflicts of Interest and Prohibited Conduct.

VIII.    Insider Trading

Section 1002 of the Corporations Law prohibits an individual from trading in a security, including collective investment schemes, while in possession of inside information regarding that security. The law also prevents communication of the information or causing another person to trade in that security. Please refer to your Business Practices Manual for further information on insider trading.

IX.      30 day Investment Period

Employees may not profit from the purchase and sale or sale and purchase of the same security within 30 calendar days.

     a. This investment period is applied to an employee's and the employee's related accounts subscriptions and redemptions of units in any BT managed or related trusts, including those for which BT Portfolio Services provides back office services. A switch between trusts is considered a redemption for one and a subscription for the other.
     b.   Cash management trusts are exempt from this requirement.

X.       Initial Public Offerings (IPO)

IPO's require a separate approval process from preclearance. While employees will be able to participate in the majority of IPO's, the Compliance Officer will need to determine acceptability for employee participation PRIOR TO the application form being submitted. Employees wishing to participate should ensure that:
     a. The Compliance Officer is provided with a copy of the prospectus for review of the offer.
     b. The approval form is signed by both the employee and the Compliance Officer PRIOR to submitting the application.
     c.   The securities are held for 30 days from listing on the exchange.
     d. There is no "broker firm allocation" (No guaranteed allocation or predetermined amount of shares can be accepted from a broker.)

XI.      Brokers

Compliance has a designated broker which offers full and discount on-line broker services. Should an employee wish to use a different broker, Compliance requires specific documentation to be on file prior to the employee using that broker. The Compliance Officer should be contacted to provide broker information.

XII.     Record Keeping and Reporting

All employees will be asked to confirm their continued compliance with the policies outlined above on an annual basis at a minimum. You may also be asked to provide records of your personal holdings, interests and offices.

If you hold a proper authority on behalf of BT Financial Group or a subsidiary company which is a licensed security dealer or adviser, you must maintain a Register of Interests in Securities), which will apply to your holdings in any public company, managed investment scheme or a body corporate listed on the ASX. The details to be kept in the register are contained in Form 714 (Corporations Regulations, Schedule 2), copies of which are available from the Compliance Officer.

If you have been identified as an Access Person, you will have additional reporting requirements for your personal trading. Please review the BT Financial Group Access Persons Code of Ethics for those obligations.

XIII.    Other

Adhering to this policy is considered to be part of the terms of your employment. Failure to comply may subject you disciplinary action. In addition, breaches of the rules described in this policy may also subject you to possible civil or criminal penalties.

An exception or exemptions to any of the above restrictions or policies may be given by Compliance upon request. Requests are reviewed on an individual basis.

New employees will receive training on the above shortly after joining the BT Financial Group. Ongoing training of other employees reminding them of their obligations regarding the Code of Ethics will be provided as appropriate.

Any  questions   regarding  the  interpretation  of  the  Code  of  Ethics,  its applicability to an individual situation or any other questions regarding the above policies and procedures should be referred to Compliance.
         Contacts are:
         Joe Habak         2231
         Helen Wheatley    9374

To:   The BT Financial Group Limited Compliance Officer



I hereby certify the following:

I have received a copy of the BT Financial Group Limited Business Practices and Code of Ethics.

I have read and understood the provisions of these policies.

I have complied and will continue to comply with all of the requirements of these policies.



I UNDERSTAND THAT ANY VIOLATION OF THESE POLICIES MAY SUBJECT ME TO DISMISSAL OR OTHER PENALTIES.





Date:_______________________           Signature:_______________________________

Department: ________________          Print Name:_______________________________


                Business Practices for BT Financial Group Limited


Established:      December 1999        Page 2      Last Revision:  December 1999










                             BUSINESS PRACTICES FOR
                           BT FINANCIAL GROUP LIMITED

I.  INTRODUCTION......................................................2


II.  CONFIDENTIAL INFORMATION.........................................2

   CLIENT INFORMATION.................................................2
   COMPANY INFORMATION................................................2
   PROTECTING CONFIDENTIALITY.........................................2
   SAFEGUARDING CONFIDENTIAL DOCUMENTS AND FILES......................2

III.  CORPORATE CONDUCT...............................................2

   PROHIBITED CONDUCT.................................................2
   POTENTIAL CONFLICTS OF INTEREST....................................2
   GOVERNMENT OFFICIALS AND POLITICAL CONTRIBUTIONS...................2
   DEALING WITH CUSTOMERS AND SUPPLIERS...............................2
   PUBLIC STATEMENTS..................................................2

IV.  INSIDER TRADING..................................................2

   SUMMARY OF THE LAW OF INSIDER TRADING..............................2
   BT FINANCIAL GROUP'S GENERAL POLICY................................2
   PROCEDURES TO PREVENT INSIDER TRADING..............................2
   PROCEDURES TO DETECT INSIDER TRADING...............................2

V.    Other Matters...................................................2

   TERMS OF EMPLOYMENT................................................2
   QUESTIONS..........................................................2
   CONFIRMATION.......................................................2

I.  INTRODUCTION

This document details the policies and procedures of BT Financial Group Limited with respect to confidential information, conflicts of interest, insider trading and related matters that are applicable to all employees. The policies and procedures are a guide for each of us in making business decisions in our dealings on behalf of BT Financial Group and are intended to protect our own business secrets and those of our clients. It is important that as employees of BT Financial Group, we protect the reputation of BT Financial Group and that we conduct ourselves with personal and corporate integrity.

A copy of the Business Practices is available on the BT Financial Group Intfonet site. Additional information regarding US and global practices can be obtained from the Principal Financial Group Business Program Intranet site.

No guide can be inclusive of all situations, and it is therefore important that employees use common sense and good judgement at all times and recognise when to seek advice regarding the application of these policies and procedures.

Every employee of BT Financial Group will be expected to be familiar with and to observe these policies and procedures and employees will be required on an ongoing basis to confirm their understanding and compliance. In addition, if any employee becomes aware of an apparent violation of these policies and procedures by any other employee, he or she must report this fact to the Compliance Officer.

Any violation of our policies with respect to confidential information, insider trading and conflicts of interest may subject the person involved to
disciplinary   action  including   dismissal  and  possible  civil  or  criminal
penalties.

It is likely that the procedures and limitations set forth in this document will be revised from time to time as we gain additional experience in working with them and as the law evolves. Employees who have suggestions for changes in these procedures and limitations are encouraged to make their comments and suggestions known to the Compliance Officer.

II.  CONFIDENTIAL INFORMATION

As a result of employment at BT Financial Group, employees may come in contact with confidential information regarding the BT Financial Group, its clients and even concerning other employees. All employees are responsible for compliance with the company policies and regulatory requirements regarding the protection, use or release of such information. Specific policies and procedures regarding confidential information are listed below.

Client Information

It is essential that our clients and potential clients know that the confidential information they entrust to us will be handled with integrity and discretion. Therefore, the protection of our clients' confidential information must be a constant concern.

It is impossible to provide an exhaustive list of the kinds of client information that may be confidential, but the following are some examples:

1.   Confidential financial reports and projections.

2.   Information about clients' accounts or borrowings.

3. Information about client's current or proposed transactions, business plans, acquisition targets, customers, suppliers, creditors or investors.

4. Our assessments of the creditworthiness of our borrowers or clients or any other internal analyses of our customers or their businesses (whether or not based on confidential information).

5.   The trading positions or plans of a client.

Any information which is not generally available, but which if it were would materially affect the price of the relevant security or other investment instrument is clearly confidential. All information about any of our clients and all information received from clients should be presumed to be confidential unless the contrary is clear. For further information, see also III. Insider Trading

Company Information

We must also be careful to protect BT Financial Group's own confidential information. This applies both to competitive matters such as our confidential plans and activities, our technology and our investment positions; and nonpublic information about BT Financial Group such as information about our current or projected earnings. Our investment strategy and proposals for the purchase by us of securities should also be regarded as confidential.

Technology

Unauthorised duplication of software developed internally or obtained from outside sources is not permitted. Policies regarding the use of BT Financial Group technology and computer equipment are included in the Use of Technology Policy, which can be found in the BTS Encyclopedia of Technology. BT Financial Group's equipment, systems or electronic mail may be surveilled in an investigation and therefore, any private or personal information you have included in those systems may be surveilled as well.

Protecting Confidentiality

Confidential information should never be communicated to anyone other than BT Financial Group personnel, BT Financial Group's outside lawyers and accountants and, if the information concerns a transaction, other participants in the transaction. Generally, such information should be communicated within BT Financial Group, and to outside lawyers and accountants only if the recipient of the information:

(a)    has a legitimate need to know in connection with his or her duties; and

(b) has no responsibilities or duties, whether to BT Financial Group or to its clients, that are likely to give rise to a conflict of interest or a misuse of the information.

Confidential information concerning a transaction may be shared with other participants in the transaction only to the extent appropriate under the circumstances. When confidential information is communicated to someone, he or she should be clearly informed that the information is confidential and be given instructions about limitations on further dissemination of the information.

In the case of listed securities and futures contracts, any uncertainties with regard to the appropriateness of communication of confidential information to third parties should be discussed with the Compliance Officer prior to dissemination, as the Corporations Law prohibits communication where the communicator knows or ought reasonably to know that the recipient will use that information for the purpose of dealing in the securities or futures contracts or cause someone else to deal in the securities or futures contracts. (Refer to III. Insider Trading discussions).

Use of the Internet

Confidential information may not be sent in Internet E-Mail messages or files attached to Internet E-Mail unless encrypted in an approved manner. Care should be used in the manner in which you communicate and correspondents should be known or identifiable. Further information on use of the internet can be obtained from the Internet Usage Policy, available on the intranet site.


Safeguarding Confidential Documents and Files

1. Unnecessary copying of confidential documents should be avoided, and documents containing confidential information should not be displayed in lifts or left in conference rooms, on desks or in other locations where they may be seen by outsiders or by unauthorised BT Financial Group personnel.

2. Care should be exercised in discussing confidential matters in lifts, at restaurants or in other places where outsiders may be present or where unauthorised BT Financial Group personnel could obtain confidential information they should not have.

3. Mail should only be opened by the person to whom it is addressed or an authorised individual. Mail marked "Confidential" should be delivered directly to the addressee.

4. If information is the subject of a confidentiality agreement, care must be exercised to ensure that we are in compliance with the terms of the agreement. (No confidentiality agreement should be entered into unless it has been reviewed by legal counsel.)

5. When employees join or leave our organisation or transfer from one part of BT Financial Group to another, precautionary action should be taken to protect against disclosure or misuse of any confidential information they may have. Where any employee leaves employment all documents in his possession relating to BT Financial Group matters must be returned.

6. Care should be exercised by all BT Financial Group personnel regardless of position to see that confidential information is not available to people who are not familiar with our policies and procedures concerning confidential information or who should not be entrusted with such information. Particular care should be taken as to temporary workers and outside organisations.

7. Each Department should recognise that the activities of certain functions or areas may be sensitive and therefore inappropriate to entrust to temporary workers or outside service organisations.

8. Access to documents, including computer records and access, should be restricted to those within the relevant Department.

9. Employees are expected to attend internal education programs to provide staff with an understanding of insider trading laws and conflict of interest situations.

III.  CORPORATE CONDUCT

It is the policy of the BT Financial Group to conduct its business in accordance with applicable laws and regulations and in an ethical manner that benefits our clients, our employees and BT Financial Group itself. Our Corporate Conduct policies are based on the principals of fairness, honesty and integrity and provide a guide to help us ensure that our personal conduct does not compromise the BT Financial Group's reputation.


Prohibited Conduct

Under section 232 of the Corporations Law, the employees of a corporation are prohibited from using information acquired as an employee of the corporation, or from otherwise using their position as an employee of the corporation, to gain an improper advantage for themselves or any other person.

Under section 601FE of the Corporations Law, the employees of a "responsible entity" are similarly prohibited from using information acquired as an employee of the responsible entity, or from otherwise using their position as an employee of the responsible entity, to gain an improper advantage for themselves or any other person. BT Financial Group Limited (BTFM) is a responsible entity.

Potential Conflicts of Interest

1. There must be no conflict, or appearance of conflict, between the self-interest of any employee and the responsibility of that employee to BT Financial Group or its customers.

2. You must never improperly use your position with BT Financial Group for personal or private gain to you, your family or any other person.

3. You are prohibited from soliciting or accepting any personal payment or gift to influence, support or reward any service, transaction or business involving BT Financial Group, or that appears to be made or offered to you in anticipation of any future service, transaction or business opportunity. A payment or gift includes any fee, compensation, remuneration or thing of value.

    (a) Cash gifts of any amount are prohibited. This includes cash equivalents such as gift certificates, bonds, securities or other items that may be readily converted to cash.

    (b) Acceptance of non-cash gifts, souvenirs, tickets for sporting or entertainment events, and other items with a value less than U.S.$200 (or US$100 if the gift falls under the NYSE rules) or its equivalent is permitted, when it is clear that they are unsolicited, unrelated to a transaction and the donor is not attempting to influence the employee.

    (c) Acceptance of gifts, other than cash, given in connection with special occasions (eg., promotions, retirements, weddings, holidays), that are of reasonable value in the circumstances are permissible.

    (d) Employees may accept reasonable and conventional business courtesies, such as joining a customer or vendor in attending sporting events, golf outings or concerts, provided that such activities involve no more than the customary amenities.

4. As a general rule, a conflict of interest, or the appearance of a conflict, might arise if your BT Financial Group duties involve any actual or potential business with a person, entity or organisation in which you or your family members have a substantial personal or financial interest. Accordingly, the following rules apply:

  (a) You may not act on behalf of BT Financial Group in connection with any business or potential business involving any person, entity or organisation in which you or your Family Members have direct or indirect
       (i) managerial influence, such as serving as an executive officer, director, general partner or similar position or (ii) substantial ownership or beneficial interest.

  (b) You must promptly notify your Managing Officer and Compliance of any business affiliation that you or your Family Members have that might give rise to a conflict of interest, or the appearance of a conflict, by virtue of your BT Financial Group duties and position, the nature of the activities of your business unit and the nature of your outside business affiliation. If, in the judgment of BT Financial Group, the situation presents a concern, steps will be taken to resolve it.

  (c) You must obtain the permission of a member of your business line Management Committee prior to accepting any appointment to serve as an executive officer, director, general partner or similar position of any person, entity or organisation which is an existing or prospective customer, supplier or competitor of BT Financial Group.

  (d) You may be required to report your business affiliations to Principal Life Insurance Company on an annual basis.

Family members include a spouse or partner, minor children and other persons who reside in your household or depend upon you for financial support.

5. In general, you should borrow only from banks, consumer finance companies, and other institutions that regularly lend money and extend credit in the ordinary course of their business (herein called "Financial or Consumer Lenders").

6. You are required to obtain the written permission of your Managing Officer prior to borrowing from other than a Consumer and Financial Lender

     (a) You are not permitted to borrow from an existing or prospective customer, supplier or competitor of BT Financial Group unless it is a Financial or Consumer Lender, and the credit is extended in the ordinary course of its business and involves only the usual and customary terms.

     (b) You are permitted to borrow personally from your parents, grandparents or other close relatives. However, you must still ensure that such borrowing will not give rise to a conflict of interest regarding BT Financial Group or your BT Financial Group duties.

7. You may not engage in any employment or activity outside of BT Financial Group that could reasonably be expected to conflict with the interests of BT Financial Group or interfere with your BT Financial Group responsibilities. You must obtain the written permission of your Managing Officer prior to accepting any outside employment, consultancy or position for which you will receive compensation.

    You are permitted to engage on a voluntary basis in lawful charitable, civic, religious or political organisations, and to receive reimbursement of reasonable and normal expenses from such an organisation. No Managing Officer approval is required if your volunteer activities do not interfere with your ability to perform your BT Financial Group duties, and there is no conflict of interest or appearance of a conflict, resulting from any relationship between the organisation and BT Financial Group.

8. You must always act to avoid any actual or potential conflict of interest between your BT Financial Group duties and responsibilities, and your personal investment activities. To avoid potential conflicts, you should not personally invest in securities issued by companies with which you have significant dealings on behalf of BT Financial Group, or in investment vehicles sponsored by them. Additional rules that apply to securities transactions by employees, including the requirement for employees to preclear personal securities transactions and rules regarding how employee accounts must be maintained, are described in the BT Financial Group Code of Ethics.

Government Officials and Political Contributions

The Foreign Corrupt Practices Act of the US prohibits the payment of money or any other valuable thing to a foreign office, foreign political party or party office for the purposes of obtaining, keeping or directing business. All employees of Principal must follow this law when conducting non-US responsibilities

Principal is prohibited by state and federal regulations from contributing money, goods or services to public officials or persons seeking public office. Principal, however, encourages its employees to participate individually in political activities so long as the employee is compliant with regulations and limitations on giving gifts or entertaining public officials.

For Australian practices, please contact Compliance.

Dealing with Customers and Suppliers

Principal's goal is for every customer to understand the products and services they purchase; that each customer or potential customer is treated fairly and provided with information in a clear, open and honest manner. While procedures may help to ensure that all information that is communicated to customers complies with the law and company standards, it is the employee's responsibility to ensure that the facts stated in the information are truthful and accurate.

1.       New Business Initiatives
The types of products and services offered and sold to customers must be permissible under applicable regulations, and must meet the BT Financial Group's standards regarding product disclosure, approval and other matters. New types of products (sometimes referred to as "New Business Initiatives") require special approval before they can initially be sold to customers. The "New Business Initiatives Approval Process," can be obtained from Compliance.

2.       New Client Approval
Certain information must be reviewed and approved by management prior to establishing a business relationship with a new customer. The "New Client Approval Process" policy can be obtained from

3.       "Know Your Customer"
If you have responsibilities for managing customer relationships, you should ensure that appropriate "know your customer" procedures are properly applied throughout the duration of BT Financial Group's relationship with the customer. Such procedures should be sufficient to provide reasonable assurance that the customer is not using BT Financial Group for the furtherance of illegal or improper activities. Copies of the BT Financial Group Prevention and Detection of Money Laundering and Reporting of Suspicious Activity can be obtained from Compliance.

Public Statements

BT Financial Group releases various financial statements and reports in accordance with its obligations under the trust deeds constituting its funds under management (within both the Client Relations and the Investment Management Division), reports under individual client management agreements and information required by stock exchange rules (as in the case of the BT Financial Group listed companies under our management). In addition, BT Financial Group may also wish to release information to the public or to the market concerning its affairs or other matters.

When BT Financial Group releases information to the public, it must be certain that it is accurate and that it is disclosed properly. Therefore, all material to be published must be approved, prior to publication, by the Head of the responsible business line or the Marketing group and the business line's Legal respresentative. However, routine matters, such as requests for copies of the quarterly and annual reports of BT Financial Group or other published materials, do not require advance clearance before dissemination.

Any public statement made by a BT Financial Group employee - even one that does not release any confidential information - could embarrass BT Financial Group or subject it to liability. Therefore, all contacts with the press should be made in accordance with the BT Financial Group Media Policy. All speeches or other public statements by BT Financial Group personnel (whether or not they relate to confidential BT Financial Group information) must be cleared in advance with the Head of the responsible business line and/or its Legal representative and should be made in accordance with the policy of the business line management committee or the BT Financial Group marketing group.

IV.  INSIDER TRADING

Summary of the Law of Insider Trading

The following is a summary of a complex set of statutory provisions. It is not, nor is intended to be, a definitive statement of the law on insider trading.

INSIDER TRADING IS A CRIMINAL OFFENCE. CONVICTION UNDER APPLICABLE LAWS AND REGULATIONS MAY SUBJECT AN INDIVIDUAL TO PENALTIES INCLUDING FIVE YEARS IMPRISONMENT AND/OR A FINE OF $200,000. CORPORATIONS MAY BE SUBJECT TO A FINE OF $1,000,000. VIOLATION MAY ALSO SUBJECT INDIVIDUALS OR CORPORATIONS TO ADDITIONAL CIVIL DAMAGES OR PENALTIES.

The relevant  statutory  provisions,  introduced 1 August 1991 and  contained in
Section 1002 of the Corporations Law, relate to the use of material nonpublic information.

(1)  The prohibition applies to:

     (a) a person or corporation ("the insider") possessing information that is not generally available but, if the information were generally available, a reasonable person would expect it to have a material effect on the price or value of securities of a body corporate; and

     (b) the person knows or ought reasonably to know that the information is not generally available and, if it were, it might have a material effect on the price or value of those securities.

(2) The insider is prohibited from subscribing for, purchasing, selling or entering into an agreement to subscribe for, purchase or sell, any such securities or procuring another person to subscribe for, purchase or sell, or to enter into an agreement to subscribe, purchase or sell, any such securities.

     (a) For purposes of the legislation, securities are defined as shares or units of a body corporate, company debentures (including convertible notes), interests in managed investment schemes and options on any of these types of securities.

     (b) If the securities are listed, the insider must not communicate the information to anyone who is likely to subscribe, purchase or sell.

(3)  Information is generally available if:

     (a)  it consists of readily observable matter; or

     (b) it has been made known in a manner likely to bring it to the attention of persons who commonly invest in securities whose price or value might be affected by the information; and

     (c) since it was made known, a reasonable period for it to be disseminated among such persons has elapsed.

(4) A body corporate (and each of its employess) is deemed to possess and is presumed to know any information any of its employees possess or ought reasonably to know as a result of performing their duties as an employee.

(5) Defences are available to corporations if the decision to transact was made by an employee other than the employee in possession of the information, provided "Chinese Wall" arrangements were in place at the time of the transaction, and the information was not communicated and no advice was given. See discussion on Chinese Walls below.

Material Effect

Generally, information would have a material effect on the price or value of securities of a body corporate if the information would, or would be likely to, influence persons who commonly invest in securities in deciding whether or not to subscribe for, buy or sell the security. Examples of this may include the following:

1. A proposal or agreement for a merger, acquisition or divestiture or for the sale or purchase of assets.

2. A proposal or agreement concerning a financial restructuring or an extraordinary borrowing.

3. A proposal to issue or redeem securities or a development with respect to a pending issue or redemption of securities.

4.   An increase or decrease in dividends.

5.   Information or estimates about earnings or sales.

6.   An expansion or contraction of operations.

7.   Increases or declines in orders or information about major contracts.

8. The development of a new product or, in the case of an oil and gas or mining company, information about mineral deposits or discoveries.

9.   The institution of, or a development in, litigation or a regulatory matter.

10. Liquidity problems, payment or covenant defaults or actions by creditors, customers or suppliers relating to the issuer's credit standing.

11.  Management developments.

This list is merely indicative of the types of information that may have a material effect on the price or value of a security and might influence an investor. Moreover, any given item of information must be considered in light of all the applicable circumstances in order to make a determination as to the materiality of the information. Except in obvious cases of trivial information, information not generally available should be presumed to have a material effect on the price or value of the security.

Rumours

Rumours - whether concerning world events, the economy as a whole, markets or particular industries or companies - can have a great effect on the marketplace and are thus susceptible to use for market manipulation. For this reason, the law prohibits the circulation of false, misleading or deceptive information by any person who knows or ought reasonably to know that the statement is false, misleading or deceptive, or who does not care whether the statement or information is "true or false".

Under some circumstances, trading on the basis of rumours or passing on rumours can involve, or can appear to involve, insider trading violations. BT Financial Group employees should not trade for their own or related accounts on the basis of rumours or solicit transactions from customers on the basis of rumours, particularly rumours about acquisitions or similar corporate developments. BT Financial Group personnel should also generally refrain from circulating unsubstantiated rumours.

BT Financial Group's General Policy

Since BT Financial Group's activities may result in our obtaining material nonpublic information about other companies, care should be exercised by every employee to avoid violations of the legal and ethical constraints regarding insider trading or improper communication with respect to other companies' securities and other investment instruments.

The prohibition against insider trading and improper communication applies to all persons connected with BT Financial Group worldwide, including consultants and temporary employees. It is the obligation of the responsible officers with the advice of the Compliance Officer, to ensure that consultants and temporary employees understand the prohibition against insider trading and communication of information. Confidentiality agreements are required of all temporary employees. Certain consultants may also be required to sign confidentiality agreements.


Procedures to Prevent Insider Trading

Procedures have been implemented by Compliance to help prevent insider trading. These include but are not limited to:

(1)      Chinese Walls

The prohibitions on insider trading and the limitations on the communication of information apply not only to activities of individuals, but also to those of BT Financial Group itself. This presents a potential problem if one part of the BT Financial Group may have material nonpublic information about a company while other parts of the firm may wish to buy or sell that company's securities or other investment instruments. In order to be able to engage in these disparate activities without violating the law or subjecting ourselves to claims of breach of fiduciary duty, Compliance has established "Chinese Walls".

The concept of "Chinese Walls" is recognised in the Corporations Law, which effectively provides that BT Financial Group is not precluded from entering into a transaction (where it may otherwise be prevented from dealing because some employee is in possession of information) by reason only of that information being in the possession of an employee. Procedures essentially will ensure that information is not communicated except to the individuals who need to know.

(2)      Training and education

Compliance will provide ongoing training and education programs to all employees regarding their obligations and responsibilities under the Insider Trading legislation. Changes or updates to the legislation will be communicated to all staff through Compliance.

(3)      Review and resolution

It is imperative that employees who believe they may be in possession of inside information contact Compliance and do not reveal this information to anyone else. Compliance will review the information on a case by case basis and will document its resolution and implementation of procedures as required.

(4)      Restriction of Trade

In order to prevent insider trading or the appearance of insider trading or a conflict of interest, it may be necessary to restrict all employees, specific individuals or BT Financial Group from trading in a security.

As well, the BT Financial Group manages several listed companies (such as BT Australian Equity Management Limited) and it is possible that material, nonpublic information regarding those companies may be available. During such times, employees and BT Financial Group may be restricted from trading in those securities. ( See the Code of Ethics for additional information).

International Inside Information

In certain circumstances, BT Financial Group may receive from Principal information which is confidential and which would be regarded as inside information, either under Australian law or other relevant law or applicable BT Financial Group policy. This information must be dealt with on the same basis as any Australian-originated inside information.


Procedures to Detect Insider Trading

Review of trading - Surveillance

Compliance has instituted procedures for the review of all employee and BT Financial Group trading. This surveillance includes any equity securities and their derivatives (options, futures, etc) as well as employee trading in the FBG managed unit trusts. Compliance also ensures that there have been no trades in restricted stocks. Any unusual trading activity is investigated and resolution documented.

V.   Other Matters

Terms of Employment

Adhering to this policy and standards of conduct is considered to be part of the terms of your employment. Failure to comply may subject you disciplinary action. In addition, breaches of the rules described in this policy may also subject you to possible civil or criminal penalties.

Questions

All questions regarding application or interpretation of this policy or the propriety of any particular conduct should be directed to Compliance.

Confirmation

At least annually, all employees will be required to acknowledge their understanding and continued compliance with this policy.